UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

LEGACY WINE & SPIRITS INTERNATIONAL, LTD.

35 South Ocean Avenue
Patchogue, NY 11722
(888) 488-6882

Commission File Number:  333-138672

Common Stock, $0.0001 Par Value

Please place an ☒ in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

☐	Rule 12g-4(a)(1)

☐	Rule 12g-4(a)(2)

☐	Rule 12h-3(b)(1)(i)

☒	Rule 12h-3(b)(1)(ii)

☐	Rule 15d-6

Approximate number of holders of record as of the certification or notice date: 499

Pursuant to the requirements of the Securities Exchange Act of 1934, Legacy Wine & Spirits International, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 30, 2011

By:	/s/ Jaclyn Cruz
Name : Jaclyn Cruz
Title : President